Exhibit 10.1

December 22, 2024

Board of Directors MaxCyte, Inc.

9713 Key West Ave #400

Rockville, MD 20850

Attn: Richard Douglas, Ph.D.

Dear Richard,

This letter will serve as my notice that I will be retiring as a member of the Board of Directors of MaxCyte and all Board committees, effective on December 31, 2024.

This decision comes after much reflection and consideration of my personal and professional journey. After many years of dedicated service, I believe it is the right time for me to step down and embrace this retirement.

I have thoroughly enjoyed serving on the Maxcyte Board since 2006 and I am immensely proud of the progress and achievements we have made during my tenure on the Board. I have learned a vast amount from the Company and its extremely capable and motivated management team as well as from my extraordinary fellow board members and have been given multiple opportunities to add value to contribute to the growth and success of Maxcyte. It has been an honor to work alongside such a dedicated and talented group of individuals.

I have full confidence in the continued success and growth of MaxCyte under the guidance of the current Board and leadership team, and remain available to provide continued support in an independent consulting role.

Thank you for the opportunity to serve on the Board of MaxCyte. I look forward to the company's future successes and wish everyone the very best.

Sincerely,

/s/ Art Mandell

Art Mandell